Exhibit 99.1

PRESS RELEASE DATED MARCH 2, 2007

Tower Tech Holdings, Inc. Announces $15.4 Million Private Placement for Debt Reduction and Expansion to Support New Contract with Clipper Windpower

-Raymond Brickner named President and Chief Operating Officer-

-Tontine Capital Partners to Invest $15.4 million-

March 2, 2007; Manitowoc, Wisconsin: Tower Tech Holdings, Inc. (OTCBB: TWRT), a supplier of fabricated towers to the wind turbine industry, is pleased to announce that it has signed a supply agreement with Clipper Windpower, Inc. for the production of wind towers.

In addition, the Board of Directors has appointed Director and Co-founder, Raymond Brickner, as President and Chief Operating Officer of the Company to replace Samuel Fairchild, who has resigned from the Board of Directors and as Chief Executive Officer of the Company.

Raymond Bricker of Tower Tech said, “We are pleased to announce our partnership with Clipper Windpower, a leader in the wind industry. Between this new relationship and our previously announced agreement, we have positioned ourselves to be a leader in the supply of structures and components to the wind industry. I attribute this success to our employees and our unique manufacturing facility in Manitowoc, Wisconsin.” Raymond Brickner went on to say that, “the Company would like to thank Sam for his effort in leading the Company in its early stages. We wish him well in his future endeavors.”

The Company also announced a $15.4 million private placement of 10.26 million shares of its common stock to Tontine Capital Partners and its affiliates for $1.50 per share. Additionally, Tontine Capital Partners is purchasing 2.4 million shares from the founders of Tower Tech.

Jeffrey Gendell of Tontine Capital Partners said, “We are extremely pleased to become a partner with Tower Tech. We look forward to the production increase at the Company’s Manitowoc site and the expansion of the Company’s capabilities to further assist its wind turbine customers in the pursuit of their growth plans.”

The proceeds from the sale of stock will be used to purchase additional equipment to expand the current manufacturing capacity, modernize the plant, significantly reduce existing debt and provide the necessary working capital to meet the demand of the Company’s major customers.

Tower Tech Holdings, Inc (TWRT); Headquartered in Manitowoc, Wisconsin, TWRT is dedicated exclusively to the mass-production of large wind tower support structures for the multi-billion dollar wind power industry. Located on a 46-acre peninsula with deep water access to the Great Lakes, Tower Tech leases or has options to lease more than 700,000 square feet of heavy manufacturing under roof. Tower Tech believes it has one of the largest production capacities of any wind tower manufacturer in North America, and its ability to integrate the entire manufacturing process at its facility sets Tower Tech apart from other manufacturers in the United States. For additional information visit the company website at: www.towertechsystems.com or call Brian Neary at 800-787-5439.

Forward Looking Statement:

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements. Forward-looking statements deal with Tower Tech Holding’s Inc. (TWRT) current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like “believes,” “does not believe,” “plans,” “expects,” “intends,” “estimates,” “anticipates” and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause TWRT actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by TWRT with the Securities and Exchange Commission. TWRT cannot guarantee its future results, levels of activity, performance or achievements.

Tower Tech Holdings, Inc

800-787-5439